EXHIBIT 99.1

PharmChem Announces Possible Delisting Action by Nasdaq

HALTOM CITY, Texas, May 28, 2003 (PRIMEZONE) -- PharmChem Inc. (Nasdaq:PCHM) today announced that on May 22, 2003, the Company received a Nasdaq Staff Determination Letter stating that it had not maintained the $1 million minimum market value requirement for its publicly held shares ("MVPHS") as required by Marketplace Rule 4310(c)(7) for continued listing on the Nasdaq SmallCap Market. Since the Company had not maintained compliance with this rule, its securities are subject to delisting from the Nasdaq SmallCap Market on June 2, 2003.

The Company has requested a hearing before a Nasdaq Listing Qualification Panel (the "Panel"), to review the Staff Determination. The request for a hearing stays the delisting of the Company's securities, pending a hearing by the Panel staff. However, there can be no assurance the Panel will grant the Company's request for continued listing on the Nasdaq SmallCap Market.

In addition to presenting its position on non-compliance with the MVPHS rule, the Company, at this hearing, must also address its failure to comply with the $1 minimum bid price requirement as set forth in Marketplace Rule 4310(c)(4). The Company has previously been provided until July 7, 2003 to regain compliance with the $1 minimum bid price rule.

PharmChem is a leading independent laboratory, providing integrated drug testing services to corporate and governmental clients seeking to detect and deter the use of illegal drugs. PharmChem operates a certified forensic drug testing laboratory in Haltom City, Texas.

CONTACT:  PharmChem Inc.
          Joseph W. Halligan, President and CEO
          (817) 605-6601

          David A. Lattanzio, Vice President and CFO
          (817) 605-6602